Exhibit 99.1

SORL Auto Parts Reports Second-Quarter Financial Results

ZHEJIANG, China, August 14, 2015-- SORL Auto Parts, Inc. (NASDAQ:SORL) ("SORL" or the "Company"), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, today announced its unaudited financial results for the second quarter of 2015 and the first six months ended June 30, 2015.

Second Quarter 2015 Financial Highlights

•	Sales were $59.3 million compared with $65.7million in the second quarter last year;
•	Gross margin was 27.9% in the second quarter of 2015 compared to 28.2% in the same period of 2014;
•	Net Income attributable to stockholders was $2.3 million, or $0.12 per diluted share compared with $4.1 million, or $0.21 per diluted share, in the second quarter of 2014.
•	Cash, cash equivalents and short-term investments were $70.3 million with a current ratio of 3.31 to 1 at June 30, 2015;
•	Net cash flow from operating activities was approximately $16.1 million for the six months ended June 30, 2015;
•	Annual guidance was revised for sales of $240.0 million and net income of $14.0 million.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman, stated, ”We experienced a solid quarter in a challenging second quarter due to an industrywide decline in commercial vehicle sales in China as well as in international markets. We outperformed key markets as the heavy-duty truck market declined more than 25% in the second quarter.

“We continue to invest in new products to position us in markets that will benefit from the Chinese government’s policies and spending. We are targeting the bus and railway brake markets where our technology can be used to improve the performance and safety of public transportation vehicles. We look for additional growth opportunities in additional market segments as well.”

“We are encouraged by the actions of the Chinese government to stimulate the economy through lower interest rates and increased investments in public housing and new railroad lines. These measures should increase demand for commercial vehicles and our braking systems.”

Ms. Jinrui Yu, SORL's Chief Operating Officer, commented, "We have enhanced our research and development to provide a broad product portfolio of advanced products to enhance our market position. New products provide more opportunities in the OEM, aftermarket and international markets. We have controlled our costs and reduced our inventory levels for the current environment. To strengthen our cost structure, we have invested in advanced production equipment to improve our per unit cost and make our products more competitive in a price sensitive environment.”

Second Quarter 2015 Financial Performance

For the second quarter of 2015, net sales decreased by 9.7% to $59.3 million from $65.7 million for the second quarter of 2014. Revenues from the Company's domestic OEM customers decreased by 11.0% to $28.4 million from $31.9 million in the second quarter of 2014. Sales from China's domestic aftermarket decreased 9.1% to $14.0 million in the second quarter of 2015 from $15.4 million in the same quarter of 2014. Revenues from international markets decreased 8.2% to $16.9 million, compared to $18.4 million in the second quarter of 2014

The gross profit for the second quarter of 2015 decreased 10.7% to $16.5 million from $18.5 million for the second quarter of 2014. Gross margin for the second quarter of 2015 was 27.9%, compared with a gross margin of 28.2% in the same quarter of 2014. The decline in gross margin was due to temporary price promotions to capture market share and higher labor expenses.

Operating expenses increased to $14.4 million in the second quarter of 2015 from $13.4 million in the second quarter of 2014. The increase in operating expenses in the second quarter of 2015primarily reflected higher general and administrative expenses. As a percentage of revenue, operating expenses were 24.2% in the second quarter of 2015, compared with 20.4% in the second quarter of 2014.

•	Selling and distribution expenses were $5.1 million, or 8.6% of quarterly revenues, compared with $6.5 million, or 9.8% in the same quarter of 2014. The decrease was mainly due to lower freight expense.
•	General and administrative ("G&A") expenses in the second quarter of 2015 were $7.4 million, or 12.5% of revenue, compared with $4.7 million, or 7.2% in the second quarter of 2014. The increase in expenses was mainly due to an increase in allowance for doubtful accounts in the second quarter of 2015. While accounts receivable has increased due to slower payments, many of SORL’s customers are state-owned OEMs and it is expected that these doubtful accounts will be collected in the future.
•	Research and development ("R&D") expenses were $1.9 million in the second quarter of 2015 compared with $2.2 million in the same quarter of 2014. As a percentage of revenue, R&D was 3.1% in the second quarter of 2015 and compared with 3.3% of revenue in the second quarter of 2014. The R&D program continues to mainly focus on the development of new, higher-margin, electronically controlled mechatronic products and to upgrade the Company's traditional brake products.

Financial expenses were $0.2 million in the second quarter of 2015, similar to the second quarter of 2014.

Income before provision for income taxes was $3.3 million for the second quarter of 2015 compared to $5.2 million for the second quarter of 2014. The lower income reflected lower sales and gross profit with higher G&A expenses compared with the same quarter of 2014. The pretax income margin was 5.5% in the second quarter of 2015, compared with 8.0% in the second quarter of 2014.

The provision for income taxes was $0.8 million, or a 24.3% tax rate, in the second quarter of 2015, which is compared with $0.7 million, or a 12.4% tax rate, in the second quarter in 2014. The increase in tax rate was mainly due to the continuing reassessment of SORL being a High-Tech Enterprise in 2015. Once the assessment is complete and the Company receives this designation, it is expected that the tax rate will be re-calculated to 15.0%.

Net income attributable to stockholders for the second quarter of 2015 was $2.3 million, or $0.12 per basic and diluted share, compared with $4.1 million, or $0.21 on per basic and diluted share, in the second quarter of 2014.

First Six Months 2015 Financial Performance

Net sales for the first six months of 2015 decreased 3.6% to $111.5 million from $115.7 million for the first six months of 2014. Sales from the Company's China OEM customers decreased 10.2% to $54.3 million from $60.5 million in the same period in 2014. Revenues from China's domestic aftermarket increased 1.9% to $26.4 million from $25.9 million in the first six months of 2014. Revenues from international markets increased 5.1% to $30.8 million from $29.3 million in the first six months of 2014.

Gross profit for the first six months of 2015 decreased 10.7% to $30.3 million from $33.9 million in the same period in 2014. Gross margin for the six months ended June 30, 2015, decreased to 27.1% from 29.3% for the first six months of 2014.

Operating income for the first six months of 2015 decreased to $7.2 million from $9.9 million in the same period in 2014. Operating margin was 6.4% versus 8.6% in first six months of 2014.

Net income attributable to stockholders for the first six months of 2015 was $5.3 million, or $0.28 per basic and diluted share, compared with $6.9 million, or $0.36 per basic and diluted share, in the same period in 2014.

Balance Sheet

As of June 30, 2015, the Company had cash, cash equivalents and short-term investments of $70.3 million. Total equity increased to $226.0 million at June 30, 2015 compared with $220.2 million at December 31, 2014. On June 30, 2015, working capital was $169.6 million with a current ratio of 3.31 to 1. Net cash flow from operating activities was approximately $16.1 million for the six months ended June 30, 2015.

Business Outlook

For the fiscal year 2015, management has revised its expectation for sales to be approximately $240.0 million and net income to be approximately $14.0 million. These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

Conference Call

Management will host a conference call on Friday, August 14, 2015 at 8:00 a.m. EDT / 8:00 p.m. Beijing Time to discuss its 2015 second quarter and six month financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, +1-201-689-8565 for international callers, and China toll free 864 001 202 840. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EDT on September 15, 2015, or 11:59 a.m. Beijing Time on September 16, 2015. The replay dial-in numbers are: U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Conference ID "13617378” to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "anticipates," "believes," "targets," "goals," "projects," "intends," "plans," "seeks," "estimates," "may," "will," "should" or similar expressions. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company's products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier's inability to fulfill the Company's orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company's dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company's business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) athttp://www.sec.gov.

Contact Information

Raymond Lin

+86.139.6777.6556

+86.577.6581.7721

ljf@sorl.com.cn

Phyllis Huang

+86.151.6770.5972

+86.577.6581.7721

phyllis@sorl.com.cn

Kevin Theiss

Grayling

+1.646.284.9409

kevin.theiss@grayling.com

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
June 30, 2015 and December 31, 2014

		June 30, 2015		December 31, 2014
		(Unaudited)
Assets
Current Assets
Cash and cash equivalents	US$	11,624,065	US$	14,009,597
Accounts receivable, net		76,562,017		68,171,387
Bank acceptance notes from customers		13,675,163		17,626,704
Short term investments		58,690,792		34,838,757
Inventories		73,357,006		84,186,766
Prepayments, including $267,746 and $83,206 due from related parties at June 30, 2015 and December 31, 2014, respectively.		4,712,578		4,663,002
Current portion of prepaid capital lease interest		190,898		282,280
Other current assets		1,021,339		1,282,182
Deferred tax assets		3,036,623		1,868,371
Total Current Assets		242,870,481		226,929,046

Property, plant and equipment, net		42,153,811		43,550,927
Land use rights, net		14,244,540		14,421,729
Intangible assets, net		31,515		37,661
Security deposits on lease agreement		1,869,368		1,867,719
Non-current portion of prepaid capital lease interest		26,726		99,180
Total Non-Current Assets		58,325,960		59,977,216
Total Assets	US$	301,196,441	US$	286,906,262

Liabilities and Equity
Current Liabilities
Accounts payable and bank acceptance notes to vendors, including $422,321 and $136,609 due to related parties at June 30, 2015 and December 31, 2014, respectively.	US$	9,411,489	US$	13,867,316
Deposit received from customers		25,124,561		19,045,172
Short term bank loans		18,135,575		9,539,476
Income tax payable		1,699,942		1,101,103
Accrued expenses		12,738,311		13,561,163
Current portion of capital lease obligations		3,738,737		3,735,438
Other current liabilities, including $22,973 and $17,681 due to related parties at June 30, 2015 and December 31, 2014, respectively.		2,433,690		2,131,527
Total Current Liabilities		73,282,305		62,981,195

Non-Current Liabilities
Non-current portion of capital lease obligations		1,869,369		3,735,437
Total Non-Current Liabilities		1,869,369		3,735,437
Total Liabilities		75,151,674		66,716,632

Equity

Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of June 30, 2015 and December 31, 2014		-		-
Common stock - $0.002 par value; 50,000,000 authorized,19,304,921 issued and outstanding as of June 30, 2015 and December 31, 2014		38,609		38,609
Additional paid-in capital		42,199,014		42,199,014
Reserves		12,564,853		12,019,532
Accumulated other comprehensive income		27,695,092		27,516,206
Retained earnings		121,702,088		116,935,053
Total SORL Auto Parts, Inc. Stockholders' Equity		204,199,656		198,708,414
Noncontrolling Interest In Subsidiaries		21,845,111		21,481,216
Total Equity		226,044,767		220,189,630
Total Liabilities and Equity	US$	301,196,441	US$	286,906,262

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

For The Three and Six Months Ended June 30, 2015 and 2014 (Unaudited)

		Three Months Ended June 30,				Six Months Ended June 30,
		2015		2014		2015		2014

Sales	US$	59,274,878	US$	65,723,746	US$	111,472,844	US$	115,717,035
Include: sales to related parties		1,057,724		1,345,506		2,069,648		1,635,583
Cost of sales		42,746,432		47,209,861		81,213,324		81,816,214

Gross profit		16,528,446		18,513,885		30,259,520		33,900,821

Expenses:
Selling and distribution expenses		5,086,089		6,473,111		10,437,087		12,178,605
General and administrative expenses		7,430,223		4,710,874		10,149,595		9,027,028
Research and development expenses		1,857,470		2,200,558		3,570,091		3,691,757

Total operating expenses		14,373,782		13,384,543		24,156,773		24,897,390

Other operating income		483,091		549,130		1,068,808		925,262

Income from operations		2,637,755		5,678,472		7,171,555		9,928,693

Interest income		409,836		48,835		520,791		60,635
Other income		620,547		213,292		713,938		251,596
Interest expenses		(242,544)		(236,974)		(409,200)		(722,730)
Other expenses		(160,420)		(472,320)		(531,108)		(710,154)

Income before provision for income taxes		3,265,174		5,231,305		7,465,976		8,808,040

Provision for income taxes		794,144		651,210		1,792,422		1,164,445

Net income	US$	2,471,030	US$	4,580,095	US$	5,673,554	US$	7,643,595

Net income attributable to noncontrolling interest in subsidiaries		208,955		447,621		361,198		740,818

Net income attributable to common stockholders	US$	2,262,075	US$	4,132,474	US$	5,312,356	US$	6,902,777

Comprehensive income:

Net income	US$	2,471,030	US$	4,580,095	US$	5,673,554	US$	7,643,595

Foreign currency translation adjustments		994,826		(25,135)		181,583		4,332,856

Comprehensive income		3,465,856		4,554,960		5,855,137		11,976,451

Comprehensive income attributable to noncontrolling interest in subsidiaries		275,327		445,057		363,895		1,143,053

Comprehensive income attributable to common stockholders	US$	3,190,529	US$	4,109,903	US$	5,491,242	US$	10,833,398

Weighted average common share - Basic		19,304,921		19,304,921		19,304,921		19,304,921

Weighted average common share - Diluted		19,304,921		19,304,921		19,304,921		19,304,921

EPS - Basic	US$	0.12	US$	0.21	US$	0.28	US$	0.36

EPS - Diluted	US$	0.12	US$	0.21	US$	0.28	US$	0.36

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For The Six Months Ended June 30, 2015 and 2014 (Unaudited)
	Six Months Ended June 30,
	2015	2014

Cash Flows From Operating Activities
Net income	5,673,554	7,643,595
Adjustments to reconcile net income to net cash
from operating activities:
Allowance for doubtful accounts	3,910,282	1,194,754
Depreciation and amortization	3,911,272	3,732,381
Deferred income tax	(1,163,808)	(307,429)
(Gain) or loss on disposal of property and equipment	(48,940)	28,075
Changes in assets and liabilities:
Accounts receivable	(12,214,909)	(11,133,975)
Bank acceptance notes from customers	3,957,535	(3,098,660)
Other currents assets	261,966	325,030
Inventories	10,876,719	(4,449,536)
Prepayments	(678,866)	(743,265)
Prepaid capital lease interest	163,751	252,772
Accounts payable and bank acceptance notes to vendors	(4,685,074)	(254,762)
Income tax payable	596,297	-296,017
Deposits received from customers	6,047,663	(488,943)
Other current liabilities and accrued expenses	(532,514)	2,624,773
Net Cash Flows Provided By (Used In) Operating Activities	16,074,928	(4,379,173)

Cash Flows From Investing Activities
Change in short term investments	(23,761,197)	-
Acquisition of property and equipment	(1,420,785)	(2,061,662)
Proceeds of disposal of property and equipment	48,956	53,437
Net Cash Flows Used In Investing Activities	(25,133,026)	(2,008,225)

Cash Flows From Financing Activities
Proceeds from bank loans	24,913,667	22,292,424
Repayment of bank loans	(16,309,191)	(15,904,045)
Repayment of capital lease	(1,864,595)	(1,847,655)

Net Cash Flows Provided By Financing Activities	6,739,881	4,540,724

Effects on changes in foreign exchange rate	(67,315)	624,776

Net change in cash and cash equivalents	(2,385,532)	(1,221,898)

Cash and cash equivalents - beginning of the period	14,009,597	28,241,983

Cash and cash equivalents - end of the period	11,624,065	27,020,085

Supplemental Cash Flow Disclosures:
Interest paid	465,309	722,728
Income taxes paid	2,359,836	1,171,310